Exhibit 99.2

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, THIRD QUARTER
November 3, 2010 @ 11:00 AM EST

Stephen:

Thank you and good morning.  We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss third quarter results.  Joining me today is John Foy, CBL’s Chief Financial Officer and Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations, who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements.  We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein for a discussion of such risks and uncertainties. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

A transcript of today’s comments, the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website.  This call will also be available for replay on the Internet through a link on our website at cblproperties.com.  This conference call is the property of CBL & Associates Properties, Inc.  Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G.  A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release that is furnished on the Form 8-K.

Stephen:

Thank you, Katie.

As we have discussed in our last few calls, a key focus of ours throughout this year has been to stabilize and grow the NOI at our existing centers.  We are pleased that our results for this quarter show significant progress in this area.  Same center NOI for the portfolio returned to positive territory posting an increase of 60 basis points.  We have worked hard to accomplish this by generating new revenues at our centers from various sources while at the same time continuing to focus on reducing expenses. John will discuss details surrounding our guidance a little later, but we have been encouraged by the outperformance of our portfolio versus our original projections.  Our improved results have been primarily driven by substantial gains in occupancy, both in the mall portfolio and overall, increases in specialty retail and branding income as well as sustained low property operating expenses.

We are also benefiting from the positive mindset and pick-up in expansion plans by a number of retailers including several new concepts opening in our centers. Examples include Footlocker’s two new concepts, CCS and House of Hoops; Gymboree’s Crazy 8 division; Best Buy Mobile, Cotton On and ps by Aeropostale. Another highlight of the quarter was the opening of our first American Girl store at Oak Park Mall in Kansas City. Junior anchor retailers are also expanding into mall locations, both for their full size stores and for new smaller concepts.  We are working closely with Dick’s Sporting Goods, Bed Bath Beyond, JoAnn Fabrics, ULTA, Shoe Dept’s Encore Shoes and others.  For the year-to-date, we have opened 18 new big box stores, totaling roughly 500,000 square feet.  The recovery in retail is encouraging and has resulted in significant increases in occupancy throughout the year. During the third quarter portfolio occupancy increased 180 basis points to 91.0% compared with the prior year period.  In the malls, we recorded a 140 basis point increase to a 91.3% occupancy rate.

RETAIL SALES:
Third quarter continued the favorable sales trends that we had seen earlier in the year for our portfolio.  Back-to-school season was healthy and shoppers have been coming out for our many promotions and events including those held in conjunction with the tax holidays in several states.  Year-to-date we have posted a 2.7% increase in sales per square foot over the prior year period.  We are anticipating a solid holiday sales season with increases predicted in the 2 to 4% range, even though retailers are still watching inventory levels closely and are highly promotional.

LEASING:
We were also pleased with the significant improvement this quarter in our lease spreads. On a same space basis, rental rates in the third quarter were signed at an average decrease of 4.8% from the prior gross rent per square foot.  We are working hard to get the lease spreads into positive territory. In general, retailers have shown a greater willingness to commit to longer lease terms and lock-in more favorable rental rates.  For leases longer than three years the average lease spread increase was nearly 10%.  This quarter about 51% of the leases signed had terms longer than three years which is an improvement compared with 2009.

In total, during the third quarter we signed over 1.0 million square feet of leases, the majority of which were in our operating portfolio.  This included 317,000 square feet of new leases and 706,000 square feet of renewals.

ACQUISITIONS:
We have recently taken advantage of a number of attractive external growth opportunities, including acquiring our partner’s interest in Parkway Place mall in Huntsville, AL.  We purchased Colonial’s 50% interest in the property for $38.8 million, of which roughly $18.0 million was in cash.  The purchase price represented an attractive high single digit cap rate.  Huntsville is one of the few cities in the country to have already demonstrated significant job growth and economic improvements, in part due to the BRAC program creating direct and ancillary employment.  Parkway Place is well-positioned to begin enjoying the benefits from this growth.  This year, the center has generated sales increases just under 10% and is maintaining a high occupancy rate.  We expect these trends will continue.

DEVELOPMENT:
We also recently announced a new partnership with Horizon Group to develop The Outlet Shoppes at Oklahoma City.  This is our first outlet center project, and provides us an entry into the outlet center sector which we have been attracted to for some time and that is enjoying much success as consumers continue to seek value in their purchases. This project also allows us to begin building relationships with outlet center retailers who have been looking to expand into non-outlet projects as well.  We also expect that this project will lead to other outlet center development or acquisition opportunities at attractive returns.

Construction on this project is well underway and executed leases exceed 80% with a great list of retailers. We structured a 75%/25% joint venture that offers an attractive 10% initial unleveraged return, including fees and reserves.  Once open, the center will be the only outlet center for 145 miles and the only outlet center in the state of Oklahoma.  The opening date is planned for late summer 2011.

We are also just completing construction on the first phase of The Forum at Grandview, our 110,000-square-foot-community center project in Madison, MS. Next week we will celebrate the openings of Dick’s Sporting Goods, Best Buy and Stein Mart.

I’ll now turn it over to John for the financial review.

John:

Thank you, Stephen.

We completed the $109 million follow-on preferred stock offering just a few weeks ago.  The preferred was issued at an 8% coupon, which is great evidence of the improving capital markets and the financial strength of our company.  The offering received very strong demand and demonstrates our ability to access multiple forms of capital and our commitment to continue to deleverage.  It is really an amazing statistic that we have been successful in reducing our outstanding debt balance by nearly $650 million since the end of 2008.

We are pleased with the current favorable credit markets and are looking at opportunities to take advantage of the attractive rates through our refinancings.   One opportunity we are exploring is to place property specific loans on several of the properties covered by our $560 million facility.  We would pay down the recourse secured facility with the proceeds from new permanent fixed rate non-recourse mortgages.  This would allow us to essentially swap out floating rate debt into long-term fixed rate loans at the current attractive interest rates and would provide us with further availability on the facility to pay off future maturities.

During the quarter we retired the loans secured by Stroud Mall in Stroudsburg, PA, York Galleria in York, PA and the Parkdale Mall and Crossing in Beaumont, TX.  The properties were contributed to the collateral pool securing the $560 million credit facility.

As of September 30, 2010 we had more than $438 million available on our lines of credit.  Our financial covenants remained sound with a debt to GAV ratio of 54.5% and an interest coverage ratio of 2.3 times for the rolling twelve months.

FINANCIAL REVIEW:

We reported FFO of $0.47 per share for the third quarter.  Major variances compared with the prior year period include a penny lower in outparcel sales and a penny lower of straight-line rents. Total portfolio same-center NOI in the third quarter, excluding lease termination fees, increased 60 basis points from the prior year period.  As Stephen discussed earlier, this is a function of our ongoing efforts to increase rental income through occupancy gains and aggressive leasing and to control expenses.

Other major variances in this quarter’s results included:
•	G&A as a percentage of revenue was 3.9% compared with 3.3% in the prior year period. The variance in G&A was related to increases in payroll, insurance, travel and legal expense.

•	Bad debt expense during the quarter increased $400,000 to $1.2 million as compared with the third quarter 2009.

•	Our cost recovery ratio for the third quarter was 102.4% compared with 99.2% in the prior-year period.

•
Variable rate debt was 20% of total market capitalization at September 30, 2010 versus 16% as of the end of the prior year period.  As of September 30, 2010 variable rate debt represented 30% of our share of consolidated and unconsolidated debt compared to 22% at the close of the prior year quarter.  Our variable rate debt has increased over the prior year as a result of the expiration of $400 million of interest rate swaps at the end of 2009 as well as borrowings under our $560 million line of credit to pay off certain CMBS mortgages.

GUIDANCE:
We are providing higher 2010 FFO guidance in the range of $1.93 to $1.99 per share, which represents an increase of $0.06 on the low end and $0.04 on the high end from the guidance provided in the second quarter earnings release.  We’ve also positively adjusted our same center NOI growth guidance to a range of negative 1.0% to negative 2.5%. The increase in guidance is a result of continued favorable interest rates positively impacting FFO as well as better than anticipated occupancy gains.  We are now projecting a 200 basis point increase in overall year-end occupancy to the 92% range.

One assumption in guidance that we spoke about last quarter was Oak Hollow Mall.  We had discussed the estimated gain on extinguishment of debt that we anticipated recording later this year related to the sale of the property and the resulting forgiveness of debt.  Unfortunately the proposed purchaser did not perform under the contract, but we are still working with the bank to either sell to another buyer or to convey the property back to the bank.  We have included the estimated gain of $27 million in guidance and are hopeful that this will be completed before year-end.  If the transaction is not accomplished this year, we anticipate a conclusion in early 2011.

CONCLUSION:
Third quarter results were encouraging and we are optimistic that these positive trends will continue.  We are focused on capturing the growth potential in our portfolio, continuing to improve occupancy and taking advantage of opportunities to gain traction in our lease negotiations in order to stabilize and grow same-center NOI.  We will also selectively pursue external growth opportunities that meet our strict financial hurdles.  And while we have nothing definitive to report today, we are making progress in our effort to sell the package of supermarket centers we are marketing as well as discussions on joint ventures.  Our balance sheet has consistently improved throughout the year and we have demonstrated ready access to capital.  The economic and retail environment is slowly improving and we are well positioned to translate this positive momentum into growth in our portfolio.

Thank you for joining us today and we appreciate your support.  We are now happy to answer any questions you may have.